Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-144906 & No. 333-148972) of WABCO Holdings Inc. of our report dated February 22, 2007, with respect to the consolidated financial statements and schedule of WABCO Holdings Inc. as of December 31, 2006, and for each of the two years in the period ended December 31, 2006, included in WABCO Holdings Inc.’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

March 12, 2008